Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Third Quarter 2016 Financial Results

Continued Global Momentum with Strong Sales, Store Count and EPS Growth

ANN ARBOR, Michigan, October 18, 2016: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter of 2016, comprised of strong growth in same store sales, global store counts and diluted earnings per share. Domestic same store sales grew 13.0% during the quarter versus the year-ago period, which represents the 22nd consecutive quarter of positive sales in the U.S. business. The international division also posted strong results with quarterly same store sales growth of 6.6%, marking the 91st consecutive quarter of international same store sales growth. The Company had global net store growth of 316 stores in the quarter, and 1,133 stores over the trailing four quarters.

Diluted EPS was 96 cents for the third quarter, which was up 43.3% over the prior year quarter. During the quarter, the Company repurchased 412,260 shares of its common stock for approximately $59.7 million. The Company’s Board of Directors also declared a 38-cent per share quarterly dividend for shareholders of record as of December 15, 2016, to be paid on December 30, 2016.

“We continued to execute at a very high level during the third quarter, as our unprecedented momentum, steady strategy and alignment with our outstanding franchisees is helping to take the business to new heights,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “I couldn’t be more pleased with the way our system continues to answer the challenge of sustained success.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2016	Third Quarter of 2015	Three Fiscal Quarters of 2016	Three Fiscal Quarters of 2015
Net income	$47.2	$37.8	$141.9	$130.0
Weighted average diluted shares	49,242,182	56,115,670	50,309,217	56,584,913

Diluted earnings per share	$0.96	$0.67	$2.82	$2.30

•	Revenues were up 16.9% for the third quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes and store growth. Increased domestic franchise and Company-owned store revenues and higher international revenues resulting from both same store sales and store count growth also contributed to this increase.

•	Net Income increased 24.8% for the third quarter versus the prior year period, due primarily to higher consolidated operating margins driven in part by the increase in sales and store growth. Higher general and administrative expenses, as well as higher interest expense as a result of the Company’s 2015 recapitalization partially offset this increase. Additionally, the Company’s consolidated operating margins and net income benefited from lower insurance expense in the quarter, due to a casualty insurance charge recorded in the third quarter of 2015.

•	Diluted EPS was 96 cents for the third quarter versus 67 cents in the prior year quarter. This represents a 29-cent or 43.3% increase over the prior year quarter. This increase was driven by the aforementioned increase in net income as well as lower diluted share counts, primarily as a result of the share repurchases made during the trailing four quarters.

Domino’s Pizza: Q3 2016 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page three for additional details.

	Third Quarter of 2016	Third Quarter of 2015
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+13.8%	+11.5%
Domestic franchise stores	+12.9%	+10.4%

Domestic stores	+13.0%	+10.5%

International stores (excluding foreign currency impact)	+6.6%	+7.7%

Global retail sales growth: (versus prior year period)
Domestic stores	+16.2%	+12.7%
International stores	+13.6%	+0.7%

Total	+14.9%	+6.1%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+16.2%	+12.7%
International stores	+18.1%	+17.4%

Total	+17.2%	+15.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 19, 2016	386	4,859	5,245	7,691	12,936
Openings	1	35	36	300	336
Closings	—	(8)	(8)	(12)	(20)

Store count at September 11, 2016	387	4,886	5,273	7,979	13,252

Third quarter 2016 net change	1	27	28	288	316

Trailing four quarters net change	10	151	161	972	1,133

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2016 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Share Repurchases

During the third quarter of 2016, the Company repurchased and retired 412,260 shares of its common stock under its open market share repurchase program for approximately $59.7 million, or an average price of $144.85 per share. As of September 11, 2016, the end of the third quarter, the Company had a total remaining authorized amount for share repurchases of $165.5 million.

Domino’s Pizza: Q3 2016 Earnings Release, Page Three

Liquidity

As of September 11, 2016, the Company had approximately:

•	$30.0 million of unrestricted cash and cash equivalents;

•	$2.23 billion in total debt; and

•	$46.2 million of available borrowings under its $125.0 million variable funding notes. Letters of credit issued under the Company’s variable funding note facility were $43.8 million.

The Company invested $38.3 million in capital expenditures during the three fiscal quarters of 2016. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $124.4 million in the three fiscal quarters of 2016.

(in thousands)	Three Fiscal Quarters of 2016
Net cash provided by operating activities	$162,617
Capital expenditures	(38,254)

Free cash flow	$124,363

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included the free cash flow non-GAAP financial measure within the meaning of Regulation G. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

Domino’s Pizza: Q3 2016 Earnings Release, Page Four

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 13,200 stores in over 80 markets. Domino’s had global retail sales of over $9.9 billion in 2015, with more than $4.8 billion in the U.S. and nearly $5.1 billion internationally. In the third quarter of 2016, Domino’s had global retail sales of nearly $2.5 billion, with over $1.2 billion in the U.S. and nearly $1.3 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the third quarter of 2016. Emphasis on technology innovation helped Domino’s reach an estimated $4.7 billion annually in global digital sales at the end of 2015, and has produced several innovative ordering platforms including Facebook Messenger, Samsung Smart TV®, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards™, its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions, including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q3 2016 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 11, 2016	% of Total Revenues	September 6, 2015	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$100,966		$86,456
Domestic franchise	70,637		59,385
Supply chain	355,036		303,591
International franchise	40,038		35,264

Total revenues	566,677	100.0%	484,696	100.0%

Cost of sales:
Domestic Company-owned stores	77,221		70,032
Supply chain	315,553		272,710

Total cost of sales	392,774	69.3%	342,742	70.7%

Operating margin	173,903	30.7%	141,954	29.3%
General and administrative	72,992	12.9%	61,411	12.7%

Income from operations	100,911	17.8%	80,543	16.6%
Interest expense, net	(25,097)	(4.4)%	(19,915)	(4.1)%

Income before provision for income taxes	75,814	13.4%	60,628	12.5%
Provision for income taxes	28,582	5.1%	22,796	4.7%

Net income	$47,232	8.3%	$37,832	7.8%

Earnings per share:
Common stock – diluted	$0.96		$0.67
Dividends declared per share	$0.38		$0.31

Domino’s Pizza: Q3 2016 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 11, 2016	% of Total Revenues	September 6, 2015	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$295,243		$267,625
Domestic franchise	208,463		181,986
Supply chain	1,029,990		918,150
International franchise	119,497		107,584

Total revenues	1,653,193	100.0%	1,475,345	100.0%

Cost of sales:
Domestic Company-owned stores	223,771		204,266
Supply chain	916,465		819,387

Total cost of sales	1,140,236	69.0%	1,023,653	69.4%

Operating margin	512,957	31.0%	451,692	30.6%
General and administrative	209,632	12.7%	184,665	12.5%

Income from operations	303,325	18.3%	267,027	18.1%
Interest expense, net	(75,977)	(4.5)%	(58,939)	(4.0)%

Income before provision for income taxes	227,348	13.8%	208,088	14.1%
Provision for income taxes	85,403	5.2%	78,058	5.3%

Net income	$141,945	8.6%	$130,030	8.8%

Earnings per share:
Common stock – diluted	$2.82		$2.30
Dividends declared per share	$1.14		$0.93

Domino’s Pizza: Q3 2016 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 11, 2016	January 3, 2016
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$29,981	$133,449
Restricted cash and cash equivalents	123,569	180,940
Accounts receivable	138,107	131,582
Inventories	38,834	36,861
Advertising fund assets, restricted	115,234	99,159
Prepaid expenses and other	26,865	20,646

Total current assets	472,590	602,637

Property, plant and equipment, net	132,601	131,890
Other assets	71,416	65,318

Total assets	$676,607	$799,845

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$73,877	$59,333
Accounts payable	103,994	106,927
Dividends payable	18,547	557
Advertising fund liabilities	115,234	99,159
Other accrued liabilities	98,865	110,007

Total current liabilities	410,517	375,983

Long-term liabilities:
Long-term debt, less current portion	2,156,884	2,181,460
Other accrued liabilities	45,352	42,653

Total long-term liabilities	2,202,236	2,224,113
Total stockholders’ deficit	(1,936,146)	(1,800,251)

Total liabilities and stockholders’ deficit	$676,607	$799,845

Domino’s Pizza: Q3 2016 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 11, 2016	September 6, 2015
(In thousands)
Cash flows from operating activities:
Net income	$141,945	$130,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,460	22,695
Loss (gain) on sale/disposal of assets	473	(73)
Amortization of debt issuance costs	4,562	3,825
Provision for deferred income taxes	2,657	959
Non-cash compensation expense	12,344	11,188
Tax impact from equity-based compensation	(41,479)	(15,745)
Other	(406)	(1,216)
Changes in operating assets and liabilities	17,061	15,645

Net cash provided by operating activities	162,617	167,308
Cash flows from investing activities:
Capital expenditures	(38,254)	(33,834)
Proceeds from sale of assets	4,658	10,464
Changes in restricted cash	57,371	29,933
Other	(1,669)	1,304

Net cash provided by investing activities	22,106	7,867
Cash flows from financing activities:
Proceeds from issuance of long-term debt	63,000	5,000
Repayments of long-term debt and capital lease obligations	(77,592)	(5,198)
Proceeds from exercise of stock options	12,324	4,459
Tax impact from equity-based compensation	41,479	15,745
Purchases of common stock	(283,858)	(138,550)
Tax payments for restricted stock upon vesting	(5,605)	(7,442)
Payments of common stock dividends and equivalents	(37,548)	(48,141)

Net cash used in financing activities	(287,800)	(174,127)

Effect of exchange rate changes on cash and cash equivalents	(391)	603

Change in cash and cash equivalents	(103,468)	1,651
Cash and cash equivalents, at beginning of period	133,449	30,855

Cash and cash equivalents, at end of period	$29,981	$32,506

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